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                                                                     Exhibit 2.5

                          SECOND AMENDMENT TO AGREEMENT
                      FOR PURCHASE AND SALE OF FCC LICENSES

      This SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF FCC LICENSES is dated as of December 31, 2002 (this "AGREEMENT") by and between Lafayette Communications Company L.L.C., a Delaware limited liability company ("SELLER"), and Triton PCS License Company L.L.C., a Delaware limited liability company ("BUYER").

                                R E C I T A L S:

      A. Seller and Buyer are parties to an Agreement for Purchase and Sale of FCC Licenses, dated as of October 9, 2002, as amended by that certain First Amendment to Agreement for Purchase and Sale of FCC Licenses, dated as of December 2, 2002 (as so amended, the "PURCHASE AGREEMENT"). Any capitalized term used, but not otherwise defined, herein shall have the meaning given to such term in the Purchase Agreement.

      B. Seller and Buyer desire to amend the Purchase Agreement as set forth herein.

                              A G R E E M E N T S:

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

      1. HSR Filing. Section 6.2(c) of the Purchase Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

            "HSR Filing. Within ten (10) Business Days after delivery of written notice by Buyer to Seller in accordance with Section 11.3 of this Agreement requesting that the parties make, or cause to be made, any and all filings which are required under the HSR Act in connection with the transactions contemplated hereby, which notice shall in no event be given later than March 31, 2003, the parties shall make, or cause to be made, any and all filings which are required under the HSR Act (the "HSR APPROVAL") with respect to the transactions contemplated hereby. Each party shall furnish to the other such necessary information and reasonable assistance as any other party may request in connection with its preparation of necessary filings or submissions pursuant to the provisions of the HSR Act. If the Federal Trade Commission or the Department of Justice requests additional information from the parties or imposes any condition upon the transactions contemplated hereby, the parties will cooperate with each other, the Federal Trade Commission and the Department of Justice; provided, however, that nothing herein shall compel either party or any Affiliate of such party to comply with any condition imposed upon such party or such Affiliate that is adverse to the interests of such party or its Affiliates as

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      determined by such party in the exercise of its reasonable business judgment. Buyer shall pay all filing fees, if any, required under the HSR Act."

      2. Representations and Warranties. Each party hereto hereby makes the following representations and warranties to the other party hereto:

            (a) Such party has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such party have been duly authorized and approved by all necessary action of such party (including all necessary action by any of its directors, members, equity owners or managers, as applicable). This Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its respective terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

            (b) Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or compliance with or fulfillment of the terms, conditions and provisions hereof will result in a Default under: (1) any note, indenture, instrument, agreement, contract, mortgage, lease, license, franchise, permit or other authorization, rights restriction or obligation to which such party is a party or by which such party is, or any of its assets are, bound; (2) any Court Order to which such party is a party or by which such party is, or any of its assets are, bound; (3) any applicable Law; or (4) the Certificate of Formation or Limited Liability Company Agreement of such party.

      3. Miscellaneous. The Purchase Agreement, as amended pursuant to this Agreement, shall remain in full force and effect in accordance with its terms, and all references in the Purchase Agreement to "this Agreement" and words of similar import shall be deemed to mean the Purchase Agreement as so amended. All of the provisions of Article 11 of the Purchase Agreement shall apply to, and govern, this Agreement as if such provisions were set forth in and as part of this Agreement, and they are hereby deemed restated in full herein mutatis mutandis.

                        [END OF PAGE. SIGNATURES FOLLOW.]


                                     - 2 -
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      IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to
Agreement for Purchase and Sale of FCC Licenses as of the date first above written.

                                     LAFAYETTE COMMUNICATIONS COMPANY L.L.C.

                                     By:    /s/  John M. Duff, Jr.
                                            ------------------------------------
                                     Name:  John M. Duff, Jr.
                                     Title: President


                                     TRITON PCS LICENSE COMPANY L.L.C.

                                     By:    Triton Management Company, Inc.,
                                            its manager

                                     By:    /s/  Daniel E. Hopkins
                                            ------------------------------------
                                     Name:  Daniel E. Hopkins
                                     Title: Senior Vice President and Treasurer